EXHIBIT 99.1

Peak International Reports

Second Quarter Financial Results

For Immediate Release

Contacts:

John Supan	Lytham Partners, LLC
Chief Financial Officer	Joe Diaz
Peak International Limited, Hong Kong	Joe Dorame
+852-3193-6000	Robert Blum
(602) 889-9700

HONG KONG – November 1, 2006 - Peak International Limited (Nasdaq: PEAK) today announced financial results for the second quarter of fiscal year 2007 ended September 30, 2006.

Revenues for the quarter were $15.8 million, a decrease of 4.7 percent compared to $16.6 million in the comparable quarter of the previous year. Revenues for the six months ended September 30, 2006 were $34.5 million, up 7.6% compared to $32.0 million recorded for the same period of fiscal 2006.

Peak recorded a net loss of $1.1 million, or $0.09 per basic and diluted share, for the quarter, compared to a net loss of $1.2 million or $0.09 loss per share on a basic and diluted basis for the same quarter of the previous year. The net loss for the six months ended September 30, 2006 was $0.2 million, or $0.02 per share on a basic and diluted basis, compared to a net loss of $3.8 million, or $0.30 per share on a basic and diluted basis, for the same period of fiscal 2006.

Results for the quarter were impacted by reduced sales of IC trays and disc caddies. The integration of Maxtor into Seagate has resulted in a rationalization of inventory as the two companies have come together into one entity. That rationalization, and the subsequent decrease in sales, had a significant impact during the just completed quarter on a comparable basis; last year’s second quarter included sizable revenues from both organizations. Gross profit margin for the quarter was 16.6% compared to 18.0% in the same quarter last year. For the six month period, the gross profit margin improved to 21.6% up from 7.3% in the comparable period. The gross margin for the second quarter included approximately $ 0.9 million in exceptional charges associated with materials that were written down to scrap value as they were no longer usable in our process, including $0.1 million from the conclusion of contract litigation with a scrap dealer.

At the conclusion of the second quarter, the financial condition of the Company was very strong with approximately $20 million in cash and equivalents and no long-term debt.

Effective April 1, 2006, Peak adopted Statement of Financial Accounting Standards SFAS No. 123R using the modified prospective method, which requires the expensing of all stock-based compensation. For the quarter and fiscal period ended September 30, 2006, the Company reported non-cash, stock-based compensation of $217,000 and $382,000, or $0.02 and $0.03 per share, respectively.

Dean Personne, president and CEO of Peak International Limited, commented, “We are pleased with the progress that has been made during the first half of the fiscal year in substantially narrowing our net loss compared to the previous year. A number of difficult decisions have been made to bring our costs in line, and that is clearly reflected in the year-to-date bottom-line. We will continue to be vigilant in running our business in a manner that can yield the highest quality product in the most cost-efficient manner.”

Mr. Personne continued, “The financial results for the just completed quarter are not acceptable. It is too early in our turnaround to accept a decline in revenues that might impact a number of consecutive quarters. In that regard, I, along with Chris Buckley, our vice president of sales, have assumed direct responsibility for the sales function of the Company for the foreseeable future. Our immediate goal is to refocus our sales force to drive revenues in our core semiconductor business, and secondarily to opportunistically develop new accounts in other industry segments that can benefit from the advanced level of engineering, production scale and the global reach of our “just-in-time” capabilities that give Peak its competitive advantage.”

“The Company is in a strong fundamental condition with a large cash balance and no long-term debt. We are dedicated to addressing any problems or challenges that confront the business in as timely manner as possible in order to remain on our strategic business track. Understanding that the current quarter may be impacted by the issues of the just completed quarter, Chris and I are taking the necessary steps to lessen that impact going forward. We owe that to our loyal customers, as well as our shareholders and dedicated staff,” concluded Mr. Personne.

Earnings Call

Peak will host a conference call discuss the Company’s second quarter results on Thursday, November 2, 2006 at 10:00 AM EDT. To access the teleconference, please call (877) 707-9631 (domestic) or (785) 832-2422 (international) and reference conference call ID: 7PEAK. To listen to the teleconference via the Internet, go to http://www.peakinternational.com/investor.html and click on the second quarter 2007 teleconference link.

A replay of the call will be available at (800) 938-2488 (domestic) or (402) 220-9027 (international) for 3 days following the call, and the web cast will be archived on the company’s website, http://www.peakinternational.com/investor.html, for 30 days.

About Peak International Limited

Peak International Limited is a leading supplier of precision-engineered packaging products for storage, transportation and automated handling of semiconductor devices and other electronic components. There are approximately 1,700 people who are working for Peak directly worldwide or indirectly in its factory in Shenzhen, the PRC, which is operated pursuant to a processing agreement with an unaffiliated party. Peak operates warehouses throughout the world and offers JIT services to leading semiconductor manufacturers and assemblers.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements related to our ability to: (i) achieve greater efficiencies to mitigate additional materials cost, (ii) provide the highest quality product in a cost-efficient manner, (iii) drive revenues in the core semiconductor business and develop new accounts in other industry sectors and (iv) minimize any impact from the completed quarter on future results. These and other forward-looking statements are not guarantees of future results and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include but are not limited to: price of raw materials, factors relating to conditions in semiconductor, disk drive and electronic industries, the amounts the Company may have to pay for workers at the PRC factory operated by a third party, difficulties related to working in the PRC, including regional government and processing partner relations, the market acceptance of its products, the introduction of new products by the Company’s competitors, any future economic downturn, and other matters that could cause actual results to differ materially from the projections made herein. Additional risks are detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K filed on June 29, 2006. Statements included in this press release are based on information known to the Company as of the date of this release, and the Company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statement in this release.

Consolidated Statements of Operations

(in thousands of United States Dollars, except share and per share data)

	Three Months Ended September 30,
	2006	2005
	(Unaudited)	(Unaudited)
Net Sales	$15,817	$16,598
Cost of Goods Sold	13,193	13,610

Gross Profit	2,624	2,988

Selling and Marketing	2,181	2,521
General and Administrative	1,715	1,638
Research and Development	28	31

Loss from operations	(1,300)	(1,202)
Other Expense – net	(111)	(157)
Interest income	165	112

Loss Before Income Taxes	(1,246)	(1,247)
Income Tax Benefit	103	91

NET LOSS	$(1,143)	$(1,156)

LOSSES PER SHARE
– Basic	$(0.09)	$(0.09)
– Diluted	$(0.09)	$(0.09)

Weighted Average Number of Shares Outstanding
– Basic	12,420,000	12,420,000
– Diluted	12,420,000	12,420,000

Consolidated Statements of Operations

(in thousands of United States Dollars, except share and per share data)

	Six Months Ended September 30,
	2006	2005
	(Unaudited)	(Unaudited)
Net Sales	$34,470	$32,041
Cost of Goods Sold	27,011	29,689

Gross Profit	7,459	2,352

Selling and Marketing	4,442	5,296
General and Administrative	3,295	3,397
Research and Development	64	75
Gain on disposal of a subsidiary	—	(2,189)

Loss from operations	(342)	(4,227)
Other Expense – net	(166)	(291)
Interest income	282	217

Loss Before Income Taxes	(226)	(4,301)
Income Tax Benefit	21	533

NET LOSS	$(205)	$(3,768)

LOSSES PER SHARE
– Basic	$(0.02)	$(0.30)
– Diluted	$(0.02)	$(0.30)

Weighted Average Number of Shares Outstanding
– Basic	12,420,000	12,420,000
– Diluted	12,420,000	12,420,000

Consolidated Balance Sheets

(in thousands of United States Dollars)

	September 30, 2006	March 31, 2006
	(Unaudited)	(Audited)
ASSETS
Current Assets:
Cash and cash equivalents	$19,548	$17,441
Restricted cash	1,128	2,182
Accounts receivable - net of allowance for doubtful accounts of $236 at September 30, 2006 and $128 at March 31, 2006	12,007	12,277
Inventories	13,595	12,782
Other receivables, deposits and prepayments	855	615

Total Current Assets	47,133	45,297

Property, plant and equipment – net	21,601	22,358
Land use rights	717	722
Deposits for acquisition of property, plant and equipment	279	133
Other deposit	301	301

TOTAL ASSETS	$70,031	$68,811

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable:
– Trade	$6,603	$5,601
– Property, plant and equipment	513	536
Accrued payroll and employee benefits	1,323	1,007
Accrued other expenses	1,689	2,019
Income taxes payable	114	111

Total Current Liabilities	10,242	9,274

Deferred Income Taxes	263	288

Total Liabilities	10,505	9,562

Stockholders’ Equity:
Share capital	124	124
Additional paid-in capital	27,517	27,135
Retained earnings	33,033	33,238
Accumulated other comprehensive loss	(1,148)	(1,248)

Total stockholders’ equity	59,526	59,249

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$70,031	$68,811

Consolidated Statements of Cash Flows

(in thousands of United States Dollars)

	Six Months Ended September 30,
	2006	2005
	(Unaudited)	(Unaudited)
Operating activities:
Net loss	$(205)	$(3,768)
Adjustments to reconcile net loss to net cash provided by / (used in) operating activities:
Depreciation and amortization	3,365	3,208
Deferred income taxes	(25)	(588)
Loss on disposal/write-off of property, plant and equipment	74	331
Allowance for doubtful accounts	108	14
Non-cash share-based compensation	382	—
Gain on disposal of a subsidiary	—	(2,189)
Changes in operating assets and liabilities:
Accounts receivable	162	(929)
Inventories	(813)	2,819
Other receivables, deposits and prepayments	(240)	(225)
Income taxes receivable	—	3
Accounts payable-trade	1,002	(3,804)
Accrued payroll, employee benefits and other expenses	(14)	2,072
Income taxes payable	3	3
Cash held in escrow for funding of certain contingent obligations	1,054	—

Net cash provided by / (used in) operating activities	4,853	(3,053)

Investing activities:
Sales proceeds on disposal of a subsidiary	—	2,254
Acquisition of property, plant and equipment	(2,700)	(2,135)
(Increase) / decrease in deposits for acquisition of property, plant and equipment	(146)	33

Net cash (used in) / provided by investing activities	(2,846)	152

Net increase / (decrease) in cash and cash equivalents	2,007	(2,901)
Cash and cash equivalents at beginning of period	17,441	22,301
Effects of exchange rate changes on cash and cash equivalents	100	3

Cash and cash equivalents at end of period	$19,548	$19,403

Supplemental cash flow information:
Cash paid during the period Income taxes	1	49